UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 7, 2007

PRIMEGEN ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-52025

(Commission File Number)

N/A

(IRS Employer Identification No.)

3625 N. Hall Street, Suite 900, Dallas Texas 75219-5106

(Address of principal executive offices and Zip Code)

(214) 459-1217

Registrant's telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed, we acquired 100% of the Class A Interest of FS Sub-participation #1, L.P., a Texas limited partnership (the “Partnership”), pursuant to an Instrument of Accession and Amendment dated effective November 2, 2006. The Partnership is secondarily participating by sub-participation through a third-party in a 10% working interest in approximately 30,000 acres in the Fayetteville Shale play located in Van Buren, Stone and Cleburne Counties, Arkansas.

Effective July 7, 2007, we entered into an amendment and termination agreement for the termination of our interest in the Partnership. Pursuant to the amendment and termination agreement, subject to certain conditions precedent, we have agreed to terminate and cancel our interest in the Partnership for cash consideration equal to our capital contributions and other payments, calculated with reference to the participation underlying the Partnership’s sub-participation on a per acre basis. Also, in consideration for such payments and withdrawal by us from the Partnership without further obligation or rights, all interest holders in the Partnership and parties to the sub-participation arrangement have agreed to full mutual releases at closing, including with respect to all obligations due to or from the Partnership relative to us. We anticipate that the amendment and termination agreement will close during or prior to the first week of August.

Item 9.01     Financial Statements and Exhibits

10.1    Amendment and Termination Agreement dated effective July 6, 2007 *

*Certain parts of this document have not been disclosed and have been filed separately with the Secretary, Securities and Exchange Commission, and are subject to a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIMEGEN ENERGY CORPORATION

/s/ S. William Marshall

S. William Marshall

Director

Date: July 11, 2007

CW1313286.1